CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Autocallable Yield Notes Linked to the Common Stock of MGM Resorts International due April 13, 2011	$510,000	$36.36

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-158385
PRICING SUPPLEMENT
Dated October 7, 2010
 (To Prospectus dated April 2, 2009 and
Prospectus Supplement dated April 9, 2009)

HSBC USA Inc.
Autocallable Yield Notes Linked to the
Common Stock of MGM

} This pricing supplement relates to:

–  $510,000 Autocallable Yield Notes Linked to the Common Stock of MGM Resorts International due April 13, 2011

} 6-month term

} Monthly Coupon Payments of 1.66% (equivalent to 20.00% per annum)

} Contingent principal protection

} Automatically callable on the Call Observation Date

The Autocallable Yield Notes (each a “Note” and collectively the “Notes") offered hereunder are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction and include investment risks including possible loss of the principal amount invested due to the credit risk of HSBC USA Inc.

The Notes will not be listed on any U.S. securities exchange or automated quotation system.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.  We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the securities.  HSBC Securities (USA) Inc. will purchase the securities from us for distribution to other registered broker dealers or will offer the securities directly to investors.  HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions in any securities after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-12 of this pricing supplement.

Investment in the securities involves certain risks. You should refer to “Risk Factors” beginning on page PS-4 of this document and page S-3 of the accompanying prospectus supplement.

	Price to Public	Fees and Commissions[1]	Proceeds to Issuer
Per Note	$1,000	$25	$975
Total	$510,000	$12,750	$497,250

1HSBC USA Inc. or one of our affiliates may pay varying discounts and commissions of 2.50% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-12 of this pricing supplement.

HSBC USA Inc. Autocallable Yield Notes Linked to the Common Stock of MGM

The Notes offered hereby will have the terms described in this pricing supplement and the accompanying prospectus supplement and prospectus. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement or prospectus, the terms described in this pricing supplement shall control.  If the Final Share Price is below the Trigger Level, you may lose up to 100% of your initial investment.

This pricing supplement relates to an offering of Notes. The purchaser of a Note will acquire a senior unsecured debt security linked to the Common Stock of MGM Resorts International as described below. Although the offering relates to the common stock of MGM Resorts International, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the common stock MGM Resorts International or as to the suitability of an investment in the related Notes. The following key terms relate to the offering of Notes:

Issuer:	HSBC USA Inc.

Principal Amount:	$1,000 per Note.

Reference Asset:	The common stock, par value $0.01 per share, of MGM Resorts International (the New York Stock Exchange Symbol: MGM)

Trade Date:	October 7, 2010

Pricing Date:	October 7, 2010

Original Issue Date:	October 13, 2010

Monthly Coupon Rate:	1.66% per month (equivalent to 20.00% per annum).

Coupon Payment Dates:
Coupons on the Notes will be paid monthly in arrears on the 13th calendar day of each month, except for the final coupon payment, which will be payable on the Maturity Date, commencing November 13, 2010, to and including the Maturity Date or Call Payment Date, as applicable.

Call Feature:
If the Official Closing Price of the Reference Asset on the Call Observation Date is greater than or equal to the Initial Share Price, the Notes will be automatically called and you will receive on the Call Payment Date $1,000 plus any unpaid coupon payment for each $1,000 Principal Amount Note.

Trigger Event:	A Trigger Event occurs if the Official Closing Price of the Reference Asset is below the Trigger Level on any scheduled trading day during the Observation Period.

Trigger Level:	$7.03, which is equal to 60.00% of the Initial Share Price.

Observation Period:	The period from but excluding the Trade Date to and including the Final Valuation Date.

Call Observation Date:	January 10, 2011, subject to adjustment as described under “Market Disruption Events” herein.

Call Payment Date:	January 13, 2011, subject to adjustment as described under “Market Disruption Events” herein.

Final Valuation Date:	April 8, 2011. The Final Valuation Date is subject to adjustment as described under “Market Disruption Events” herein.

Maturity Date:	3 business days after the Final Valuation Date, which is expected to be April 13, 2011. The Maturity Date is subject to adjustment as described under “Market Disruption Events” herein.

Payment at Maturity:
If the Notes are not automatically called, you will receive a payment on the Maturity Date calculated as follows:

} If a Trigger Event does not occur, 100% of the Principal Amount.

} If a Trigger Event occurs during the Observation Period and the Final Share Price is equal to or greater than the Initial Share Price, an amount equal to 100% of the Principal Amount along with any accrued and unpaid interest.

} If a Trigger Event occurs during the Observation Period and the Final Share Price is less than the Initial  Share Price, an amount equal to the Cash Value along with any accrued and unpaid interest.

If the Final Share Price is below the Initial Share Price, you may lose up to 100% of your Principal Amount.  In such event, the percentage loss of the Principal Amount would equal the percentage loss in the value of the Reference Asset from the Initial Share Price to the Final Share Price.

Cash Value:	The amount in cash equal to the product of (1) 100% of the Principal Amount divided by the Initial Share Price and (2) the Final Share Price.

Initial Share Price:	$11.71, which was the Official Closing Price of the Reference Asset as determined by the calculation agent on the Pricing Date.

Final Share Price:	The Official Closing Price of the Reference Asset as determined by the calculation agent on the Final Valuation Date.

Official Closing Price:
The Official Closing Price on any scheduled trading day during the term of the Notes will be the official price of one share of  the Reference Asset on the relevant exchange as of the close of the regular trading session of the relevant exchange and as reported in the official price determination mechanism of the relevant exchange  If the Reference Asset is not listed or traded as described above for any reason other than a market disruption event, as defined below, then the Official Closing Price for the Reference Asset on any scheduled trading day will be the average, as determined by the calculation agent, of the bid prices for one share of the Reference Asset obtained from as many dealers in the Reference Asset selected by the calculation agent as will make those bid prices available to the calculation agent.  The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

CUSIP/ISIN:	4042K06T7 / US4042K06T76

Form of Notes:	Book-Entry

Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

GENERAL

This pricing supplement relates to a single Note offering linked to the Reference Asset identified on the cover page.  The purchaser of a Note will acquire a security linked to a single Reference Asset.   Although the offering of Notes relates to the Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated April 2, 2009 and the prospectus supplement dated April 9, 2009.  If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement or prospectus, the terms described in this pricing supplement shall control.  You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-4 of this pricing supplement and page S-3 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.  As used herein, references to the “Issuer,” “HSBC,” “we,” “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus and a prospectus supplement) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain :

}	the prospectus supplement at www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

}	the prospectus at http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

PAYMENT ON THE NOTES

Call Feature

If the Official Closing Price of a share of the Reference Asset on the Call Observation Date is greater than or equal to the Initial Share Price, the Notes will be automatically called and you will receive on the Call Payment Date $1,000 plus any unpaid coupon payment for each $1,000 Principal Amount Note.

Maturity

If the Notes are not automatically called, you will receive a payment on the Maturity Date calculated as follows:

}	If a Trigger Event does not occur, 100% of the Principal Amount.

}
If a Trigger Event occurs during the Observation Period and the Final Share Price is equal to or greater than the Initial Share Price, an amount equal to 100% of the Principal Amount along with any accrued and unpaid interest.

}	If a Trigger Event occurs during the Observation Period and the Final Share Price is less than the Initial Share Price, an amount equal to the Cash Value along with any accrued and unpaid interest.

If the Final Share Price is below the Initial Share Price, you may lose up to 100% of your Principal Amount.  In such event, the percentage loss of the Principal Amount would equal the percentage loss in the value of the Reference Asset from the Initial Share Price to the Final Share Price.

Cash Value

The amount in cash equal to the product of (1) 100% of the Principal Amount divided by the Initial Share Price and (2) the Final Share Price.

Coupon Payments

Unless the Notes are automatically called, on each Coupon Payment Date, for each $1,000 Principal Amount of Notes, you will be paid the monthly coupon payment of (a) $1,000 multiplied by (b) 1.66%.  If any Coupon Payment Date falls on a day that is not a business day, such Coupon Payment Date will be postponed to the immediately succeeding business day.  In the case of the final Coupon Payment Date that is also the Maturity Date, in the event the Maturity Date is postponed, such final Coupon Payment Date will also be postponed until the postponed Maturity Date.  In no event, however, will any additional interest accrue on the Notes as a result of any the foregoing postponements.  For information regarding the record dates applicable to the Notes, please see the section entitled “Recipients of Interest Payments” on page S-18 in the accompanying prospectus supplement.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Trustee

Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, the Notes will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement.

Paying Agent

Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, HSBC Bank USA, N.A. will act as paying agent with respect to the Notes pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

INVESTOR SUITABILITY

The Notes may be suitable for you if:

}	You believe the Official Closing Price will not decline by 60% or more at any time during the term of the Notes.

}
You are willing to make an investment where you will receive the Cash Value if the Final Share Price of the Reference Asset is below the Initial Share Price and a Trigger Event has occurred, in which case you may lose the entire Principal Amount of your Notes.

}	You are willing to hold Notes that will be automatically called on the Call Observation Date if the Official Closing Price of the Reference Asset is at or above the Initial Share Price.

}	You are willing to invest in the Notes based on the fact that your maximum potential return is the coupon payments being offered with respect to the Notes.

}	You are willing to forgo dividends or other distributions paid to holders of the Reference Asset

}	You do not seek an investment for which there is an active secondary market.

}	You are willing to hold the Notes to maturity.

}	You are comfortable with the creditworthiness of HSBC, as issuer of the Notes.

}
You do not prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

The Notes may not be suitable for you if:

}	You believe that the Official Closing Price will decline by 60% or more at any time during the term of the Notes.

}
You are unwilling to make an investment where you will receive the Cash Value if the Final Share Price of the Reference Asset is below the Initial Share Price and a Trigger Event has occurred, in which case you may lose the entire Principal Amount of your Notes

}	You are unwilling to be exposed to the possibility of early redemption.

}	You are unwilling to invest in the Notes based on the fact that your maximum potential return is the coupon payments being offered with respect to the Notes.

}	You prefer a product that provides upside participation in the Reference Asset, as opposed to the coupon payments being offered with respect to your Notes.

}	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

}
You are unable or unwilling to hold securities that will be automatically called on the Call Observation Date if the Official Closing Price of the Reference Asset is at or above the Initial Share Price, or you are otherwise unable or unwilling to hold the Notes to maturity.

}	You prefer to receive the dividends or other distributions paid to holders of the Reference Asset.

}	You seek an investment for which there will be an active secondary market.

}	You are unable or unwilling to hold the Notes to maturity.

}	You are not willing or are unable to assume the credit risk associated with HSBC, as issuer of the Notes.

RISK FACTORS

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement.  Investing in the Notes is not equivalent to investing directly in the Reference Asset.  You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus and prospectus supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement including the explanation of risks relating to the Notes described in the following sections:

}	“— Risks Relating to All Note Issuances” in the prospectus supplement; and

}	“— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the prospectus supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes are not fully principal protected and you may lose your entire initial investment.

The Notes are not principal protected. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not automatically called and if a Trigger Event occurs during the Observation Period and the Final Share Price is less than the Initial Share Price. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount of the Notes and you could lose your entire initial investment if the price of the Reference Asset falls to zero. An investment in the Notes is not principal protected and you may receive less at maturity than you originally invested in the Notes, or you may receive nothing at maturity, excluding any coupon payment.

Your return on the Notes is limited to the Principal Amount plus any accrued coupon regardless of any appreciation in the value of the Reference Asset.

If the Notes are not automatically called, unless the Final Share Price is below the Trigger Level, for each $1,000 Principal Amount of Notes, you will receive $1,000 at maturity plus any unpaid coupon payment, regardless of any appreciation in the value of the Reference Asset, which may be significant.  Additionally, if the Notes are automatically called, you will not receive any coupon payments for the periods after which the Notes are called.  Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the Reference Asset during the term of the Notes.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC except such obligations as may be preferred by operation of law. Any payment to be made on the Notes depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

There is limited anti-dilution protection.

The calculation agent may adjust the terms of the Notes, which may affect the Payment at Maturity, for certain events affecting the shares of the Reference Asset, such as an extraordinary dividend. The calculation agent is not required to make an adjustment for every action which affects the shares of the Reference Asset. If an event occurs that does not require the calculation agent to adjust the Notes, the market price of the Notes may be materially and adversely affected. See “Adjustments” herein for additional information.

Reinvestment Risk.

If your Notes are automatically called early, the holding period over which you would receive the coupon payments will be three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

Single Stock Risk.

The price of the Reference Asset can rise or fall sharply due to factors specific to that Reference Asset and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

No interest or dividend payments or voting rights.

As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Reference Assets would have. In addition, MGM Resorts International will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the Reference Asset and the Notes.

No affiliation with MGM Resorts International.

We are not affiliated with MGM Resorts International.  We assume no responsibility for the adequacy of the information about MGM Resorts International contained in this pricing supplement.  You should make your own investigation into the Reference Asset and MGM Resorts International.  We are not responsible for MGM Resorts International’s public disclosure of information, whether contained in SEC filings or otherwise.

Hedging and trading in the Reference Asset.

While the Notes are outstanding, we or any of our affiliates may carry out hedging activities related to the Notes, including the Reference Asset or instruments related to the Reference Asset.  We or our affiliates may also trade in the Reference Asset or instruments related to the Reference Asset from time to time.  Any of these hedging or trading activities as of the Pricing Date and during the term of the Notes could adversely affect your Payment at Maturity.

The Notes are not insured by any governmental agency of The United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Notes.

Certain built-in costs are likely to adversely affect the value of the Notes prior to maturity.

While the Payment at Maturity described in this pricing supplement is based on the full Principal Amount of your Notes, the original issue price of the Notes includes the placement agent’s commission and the estimated cost of HSBC hedging its obligations under the Notes. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of certain of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” below and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

ILLUSTRATIVE EXAMPLES

The five examples below set forth a sampling of hypothetical Final Settlement Values based on the following assumptions:

}	Principal Amount of Notes:	$1,000

}	Trigger Level:	$7.03, which is equal to 60% of the Initial Share Price

}	Monthly Coupon Rate:	1.66%.

}	Initial Share Price:	$11.71

In addition to the Payment at Maturity, you will be entitled to receive coupon payments monthly on each Coupon Payment Date, up to and including the Maturity Date (or the Call Payment Date, as applicable).

The examples provided herein are for illustration purposes only. The actual Payment at Maturity, if any, will depend on whether the Notes are automatically called and whether a Trigger Event occurs and, if so, the Final Share Price. You should not take these examples as an indication of potential payments. It is not possible to predict whether the Notes will be automatically called and whether a Trigger Event will occur and, if so, whether the Final Share Price will be less than the Initial Share Price.

Example 1: The Notes are not automatically called and a Trigger Event occurs. Additionally, the Final Share Price is less than the Initial Share Price

Initial Share Price	Lowest Official Closing Price during the Observation Period	Final Share Price
$11.71	$6.79 (58% of Initial Share Price)	$10.30 (88% of Initial Share Price)

Since the Official Closing Price is below the Trigger Level during the Observation Period, a Trigger Event occurs. The Final Share Price is less than the Initial Share Price, therefore, you will receive a Payment at Maturity equal to the Cash Value, calculated as follows:

    (Principal Amount /Initial Share Price) × Final Share Price
= ($1,000 / $11.71) ×$10.30 = $879.59

Therefore, with the total coupon payment of $99.60 over the term of the Notes, the total payment on the Notes is $979.19.

Example 2: The Notes are not automatically called and a Trigger Event does not occur.

Initial Share Price	Lowest Official Closing Price during the Observation Period	Final Level on Final Valuation Date
$11.71	$9.37 (80% of Initial Share Price)	$10.54 (90% of Initial Level)

Since the Official Closing Price was not below the Trigger Level during the Observation Period, a Trigger Event does not occur.

Therefore, the Payment at Maturity equals $1,000.

Additionally, with the total coupon payment of $99.60 over the term of the Notes, the total payment on the Notes is $1,099.60.

Example 3:  The Notes are not automatically called and a Trigger Event occurs.  Additionally, the Final Share Price is greater than the Initial Share Price.

Initial Share Price	Lowest Official Closing Price during the Observation Period	Final Level on the Call Observation Date
$11.71	$6.79 (58% of Initial Share Price)	$12.88 (110% of Initial Level)

Since the Official Closing Price is below its Trigger Level during the Observation Period, a Trigger Event occurs.  However, the Final Share Price is greater than the Initial Share Price, therefore, the Payment at Maturity equals $1,000.

Additionally, with the total coupon payment of $99.60 over the term of the Notes, the total payment on the Notes is $1,099.60.

Example 3: The Notes are automatically called.

Initial Share Price	Official Closing Price on January 10, 2011
$11.71	$11.82

Since the Official Closing Price was at or above the Initial Share Price on the Call Observation Date, the Notes were automatically called, there is an early redemption and you are no longer entitled to receive any Payment at Maturity.  Therefore, on Call Payment Date you would receive your $1,000 Principal Amount of Notes plus the coupon payment of $16.60 owed to you on such date.  As a result, on the Call Payment Date, you would be entitled to receive a total payment of $1,016.60.

DESCRIPTION OF THE REFERENCE ASSET

Description of MGM

MGM has stated in its filings with the SEC that acting largely as a holding company and conducting operations through wholly-owned subsidiaries, it owns, manages and invests in casino resorts. Information filed by MGM with the SEC can be located by reference to its SEC file number: 001-10362 or its CIK Code 0000789570.

Historical Performance of MGM

The following table sets forth (to the extent available) the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of MGM for each quarter in the period from January 3, 2005 through October 7, 2010. We obtained the data in these tables from Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of MGM should not be taken as an indication of future performance of MGM.

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE	QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 31, 2005	$39.80	$34.50	$35.41	March 31, 2008	$84.92	$57.26	$58.77
June 30, 2005	$42.98	$32.58	$39.58	June 30, 2008	$62.90	$33.00	$33.89
September 30, 2005	$46.75	$39.30	$43.77	September 30, 2008	$38.49	$21.65	$28.50
December 30, 2005	$44.75	$35.30	$36.67	December 31, 2008	$27.70	$8.00	$13.76
March 31, 2006	$43.43	$35.26	$43.09	March 31, 2009	$16.89	$1.81	$2.33
June 30, 2006	$46.15	$38.14	$40.80	June 30, 2009	$13.78	$2.34	$6.39
September 29, 2006	$40.92	$34.20	$39.49	September 30, 2009	$14.25	$5.34	$12.04
December 29, 2006	$59.51	$39.82	$57.35	December 31, 2009	$12.72	$8.54	$9.12
March 30, 2007	$75.28	$56.40	$69.52	March 31, 2010	$12.86	$9.32	$12.00
June 29, 2007	$87.38	$61.17	$82.48	June 30, 2010	$16.66	$9.60	$9.64
September 28, 2007	$91.15	$63.33	$89.44	September 30, 2010	$11.55	$8.92	$11.28
December 31, 2007	$100.50	$80.50	$84.02	October 7, 2010*	$11.92	$11.12	$11.71

* As of the date of this pricing supplement available information for the fourth calendar quarter of 2010 includes data for the period from October 1, 2010 through October 7, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.

The graph below illustrates the monthly performance of the Reference Asset from October 31, 2005 through October 7, 2010, based on information from Bloomberg Professional® service. The market price of the Reference Asset on October 7, 2010 was $11.71. Past performance of the Reference Asset is not indicative of the future performance of the Reference Asset.

MARKET DISRUPTION EVENTS

If a day on which the Official Closing Price is to be determined (a “valuation date”) is not a scheduled trading day for the Reference Asset,  then the valuation date will be the next day that is a scheduled trading day.  If a market disruption event (as defined below) exists on a valuation date, then the valuation date will be the next scheduled trading day on which a market disruption event does not exist.  If the market disruption event continues for five consecutive scheduled trading days, then the fifth of such consecutive scheduled trading days will nonetheless be the valuation date, and the calculation agent will determine, in its discretion, the relevant Official Closing Price on that date in good faith and in its sole discretion using its estimate of the exchange traded price for the Reference Asset that would have prevailed but for that market disruption event. If the Call Observation Date or the Final Valuation Date is postponed, then the Call Payment Date or the Maturity Date, as applicable, will also be postponed until the third business day following the postponed Call Observation Date or Final Valuation Date, as applicable, and no interest will be payable in respect of such postponement.

“Market disruption event” means for purposes hereof:

With respect to the Reference Asset and any date, the occurrence or existence of any of the following conditions which the calculation agent determines is material: (i) any suspension of or limitation imposed on trading by any relevant exchange or related exchange or otherwise, and whether by reason of movements in price exceeding limits permitted by that relevant exchange or related exchange or otherwise, (a) relating to the Reference Asset or (b) in any futures or options contracts relating to the Reference Asset; (ii) any event (other than an event described in (iii) below) that disrupts or impairs (as determined by the calculation agent) the ability of market participants in general (a) to effect transactions in, or obtain market values for, the Reference Asset or (b) to effect transactions in, or obtain market values for, any futures or options contracts relating to the Reference Asset; or (iii) the closure on any scheduled trading day of any relevant exchange or related exchange prior to its scheduled closing time unless that earlier closing time is announced by that relevant exchange or related exchange at least one hour prior to the actual closing time for the regular trading session on that relevant exchange or related exchange on that scheduled trading day; or (iv) the relevant exchange or any related exchange for the Reference Asset fails to open for trading during its regular trading session.

“Relevant exchange” means the primary exchange for the Reference Asset.

“Related exchange” means the exchanges or quotation systems, if any, on which options or futures contracts on the Reference Asset are traded or quoted, and as may be selected from time to time by the calculation agent.

“Scheduled closing time” means, with respect to any exchange and a scheduled trading day, the scheduled weekday closing time of that exchange on that scheduled trading day, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” means any day on which the relevant exchange for the Reference Asset and each related exchange for the Reference Asset are scheduled to be open for trading for the Reference Asset.

The calculation agent will notify the security holders of the existence of a market disruption event on any day that, but for the occurrence or existence of a market disruption event, would have been the Call Observation Date or Final Valuation Date.

MERGER EVENT AND TENDER OFFER

A “Merger Event” shall mean, in respect of the Reference Asset, any (i) reclassification or change of the shares of the Reference Asset that results in a transfer of or an irrevocable commitment to transfer all shares of the Reference Asset outstanding, (ii) consolidation, amalgamation or merger of the Reference Asset issuer with or into another entity (other than a consolidation, amalgamation or merger of the Reference Asset issuer with or into another entity and which does not result in any such reclassification or change of all shares of the Reference Asset) or (iii) a takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person to purchase or otherwise obtain 100% of the outstanding shares of the Reference Asset that results in a transfer of or an irrevocable commitment to transfer all shares of the Reference Asset (other than those shares of the Reference Asset owned or controlled by the offeror), or (iv) consolidation, amalgamation, merger or binding share exchange of the Reference Asset issuer or its subsidiaries with or into another entity in which the Reference Asset issuer is the continuing entity and which does not result in a reclassification or change of the shares of the Reference Asset outstanding but results in the outstanding shares of the Reference Asset (other than shares of the Reference Asset owned or controlled by that other entity) immediately prior to that event collectively representing less than 50% of the outstanding shares of the Reference Asset immediately following that event.

A “Tender Offer” shall mean, in respect of the voting shares of the Reference Asset issuer, any takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person that results in that entity or person purchasing, or otherwise obtaining or having the right to obtain, by conversion or other means, not less than 10% of the outstanding voting shares of the Reference Asset issuer as determined by the calculation agent, based upon the making of filings with governmental or self-regulatory agencies or such other information as the calculation agent deems relevant.

In the event of a Merger Event or Tender Offer affecting the Reference Asset or the Reference Asset issuer, as applicable, theNotes will not be accelerated, but instead will be modified and adjusted by the calculation agent.  The calculation agent may in its reasonable discretion, adjust the terms of the Notes to reflect the economic impact of such event on the value of the Notes, though is not required to follow any specific course of action to effect this result.

A Merger Event or a Tender Offer may affect the Reference Asset in a manner that adversely affects the value of, and trading in, the Notes. Similarly, an adjustment or acceleration resulting from a Merger Event or a Tender Offer may adversely affect the value of, or the trading in, the Notes.

SHARE DELISTING, NATIONALIZATION, INSOLVENCY

A share delisting (“Delisting”) shall be deemed to have occurred if at any time during the Observation Period the shares of the Reference Asset cease to be listed on the relevant exchange for those shares for any reason and are not immediately re-listed on a successor exchange which is the New York Stock Exchange, the NASDAQ National Market or a successor in interest (a “successor exchange”).  If the Reference Asset is immediately re-listed on a successor exchange, then the Reference Asset shall continue to be deemed to be the Reference Asset.

A nationalization (“Nationalization”) shall be deemed to have occurred if, at any time during the Observation Period all or substantially all of the assets of the Reference Asset issuer are nationalized, expropriated, or are otherwise required to be transferred to any governmental agency, authority or entity.

An insolvency (“Insolvency”) shall be deemed to have occurred if, at any time during the Observation Period by reason of voluntary or involuntary liquidation, bankruptcy or insolvency or any analogous proceeding involving the Reference Asset issuer (i) any shares of the Reference Asset are required to be transferred to a trustee, liquidator or other similar official or (ii) holders of any shares of the Reference Asset become legally prohibited from transferring those shares.

In the event of a Delisting, Nationalization or Insolvency affecting the Reference Asset or the Reference Asset issuer, as applicable, the Notes will not be accelerated, but instead will be modified and adjusted by the calculation agent.  The calculation agent may in its reasonable discretion, adjust the terms of the Notes to reflect the economic impact of such event on the value of the Notes, though is not required to follow any specific course of action to effect this result.

ADJUSTMENTS

Following the declaration by the Reference Asset issuer of the terms of any potential adjustment event (as defined below), the calculation agent will determine whether that potential adjustment event has a diluting or concentrative effect on the theoretical value of the Reference Asset and, if so, will make such calculations and adjustments to the terms of the Note as may be necessary in order to account for the economic effect of such event.

For purposes hereof, “potential adjustment event” means the occurrence of any of the following after the Original Issue Date of the Notes:

(i) a subdivision, consolidation or reclassification of the shares of the Reference Asset (unless a merger event), or a free distribution or dividend of any shares of the Reference Asset  to existing holders by way of bonus, capitalization or similar issue;

(ii) a distribution or dividend to existing holders of shares of the Reference Asset of (A) the Reference Asset (B) other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of the Reference Asset issuer equally or proportionately with such payments to holders of those shares or (C) other types of securities, rights or warrants or other assets, in any case for payment (cash or other) at less than the prevailing market price as determined by the calculation agent;

(iii) an extraordinary dividend;

(iv) a call by the Reference Asset issuer in respect of shares of the Reference Asset that are not fully paid;

(v) a repurchase by the Reference Asset issuer of shares of the Reference Asset whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise; or

(vi) any other similar event that may have a diluting or concentrative effect on the theoretical value of the shares of the Reference Asset.

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Notes, you will not be entitled to any additional payments, other than your Principal Amount, with respect to the Notes.  The accelerated Maturity Date will be the third business day following the date of acceleration, and on the such accelerated Maturity Date you be entitled to receive $1,000 per $1,000 Principal Amount of Notes you hold.

For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes.  Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC for distribution to other registered broker dealers or will offer the Notes directly to investors.  HSBC Securities (USA) Inc. will offer the Notes at the offering price set forth on the cover page of this pricing supplement and will receive underwriting discounts and commissions of 2.50%, or $25.00, per $1,000 Principal Amount of Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider, among other things, the matters set forth under the heading “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Notwithstanding any disclosure in the accompanying prospectus supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin LLP.  In the opinion of Sidley Austin LLP, special U.S. tax counsel to us, the following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Notes.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes.  Under one reasonable approach, each Note should be treated as a put option written by you (the “Put Option”) that permits us to “cash settle” the Put Option, and a deposit with us of cash in an amount equal to the Principal Amount of the Note (the “Deposit”) to secure your potential obligation under the Put Option, as described in the prospectus supplement under the heading “Certain U.S. Federal Income Tax Considerations – Certain Equity-Linked Notes – Certain Notes Treated as a Put Option and a Deposit.”  We intend to treat the Notes consistent with this approach and the balance of this summary so assumes.  However, other reasonable approaches are possible.  Pursuant to the terms of the Notes, you agree to treat each Note as consisting of the Deposit and the Put Option for all U.S. federal income tax purposes.  We intend to treat the Deposits as short-term debt instruments for U.S. federal income tax purposes.  Please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Short-Term Debt Instruments” in the accompanying prospectus supplement for certain U.S. federal income tax considerations applicable to short-term debt instruments.

As described in the prospectus supplement under “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as a Put Option and a Deposit,” for purposes of dividing the 1.66 per cent per month Monthly Coupon Rate on the Notes among interest on the Deposit and Put Premium, 0.02 percent constitutes interest on the Deposit and 1.64 percent constitutes Put Premium.

If the Notes are redeemed prior to maturity, you should recognize the total Put Premium received as short-term capital gain at that time.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described above. We do not plan to request a ruling from the IRS regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

We will not attempt to ascertain whether the Reference Asset issuer would be treated as a United States real property holding corporation (“USRPHC”), as defined for U.S. federal income tax purposes. If the Reference Asset issuer were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC by the Reference Asset issuer and consult your tax advisor regarding the possible consequences to you if the Reference Asset issuer is or becomes a USRPHC.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

TABLE OF CONTENTS
You should only rely on the information contained in this pricing supplement, the accompanying prospectus supplement and prospectus.  We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying prospectus supplement and prospectus.  If anyone provides you with different or inconsistent information, you should not rely on it.  This pricing supplement, the accompanying prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted.  You should not, under any circumstances, assume that the information in this pricing supplement, the accompanying prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

 $510,000 Autocallable Yield
Notes Linked to the Common
Stock of MGM Resorts
International due April 13, 2011

October 7, 2010

PRICING SUPPLEMENT

Pricing supplement
General	PS-2
Payment on the Notes	PS-3
Investor Suitability	PS-4
Risk Factors	PS-4
Illustrative Examples	PS-7
Description of the Reference Asset	PS-9
Market Disruption Events	PS-10
Merger Event and Tender Offer	PS-10
Share Delisting, Nationalization, Insolvency	PS-11
Adjustments	PS-11
Events of Default and Acceleration	PS-12
Supplemental Plan of Distribution (Conflicts of Interest)	PS-12
Certain U.S. Federal Income Tax Considerations	PS-12

Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-16
Description of Notes	S-16
Sponsors or Issuers and Reference Asset	S-37
Use of Proceeds and Hedging	S-37
Certain ERISA	S-38
Certain U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution	S-52
Prospectus
About this Prospectus	2
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	4
Description of Preferred Stock	16
Description of Warrants	22
Description of Purchase Contracts	26
Description of Units	29
Book-Entry Procedures	32
Limitations on Issuances in Bearer Form	36
Certain U.S. Federal Income Tax Considerations
Relating to Debt Securities	37
Plan of Distribution	52
Notice to Canadian Investors	54
Certain ERISA Matters	58
Where You Can Find More Information	59
Legal Opinions	59
Experts	59